Edwards Lifesciences Corporation One Edwards Way, Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

STEVEN LORANGER APPOINTED TO
EDWARDS LIFESCIENCES BOARD OF DIRECTORS

IRVINE, Calif., March 17, 2016 - Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today announced that Steven R. Loranger has been appointed to its board of directors. Loranger was most recently chief executive officer and president of leading global water technology company Xylem Inc., following his service as chairman, president and chief executive officer of ITT Corporation for seven years.
Prior to joining ITT, Loranger served as executive vice president and chief operating officer of Textron, Inc., and held executive positions at Honeywell International Inc. and its predecessor company, AlliedSignal, Inc.
“We are excited to welcome Steve to our board of directors, which will benefit from his decades of experience leading large, innovation-focused corporations,” said Michael A. Mussallem, Edwards’ chairman and CEO. “We look forward to his insights and global experience gained from service in a variety of highly regulated, high-tech industries with significant focus on quality.”
Currently, Loranger serves on the boards of directors of Xylem, Inc., the Smithsonian National Air and Space Museum and the Congressional Medal of Honor Foundation. He also served on the board of FedEx Corporation from 2006 to 2014.
A former U.S. Navy lieutenant, Loranger holds bachelor’s and master’s degrees from the University of Colorado.
About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

# # #